Exhibit 10.3

Non-Employee Director Compensation Summary

Effective as of June 14, 2011

The compensation structure for the Company’s non-employee directors, effective as of June 14, 2011, is as follows:

Grant of Options Upon Appointment

Each new non-employee director will automatically receive an option to purchase up to 30,000 shares of the Company’s common stock upon appointment to the Board. These options will vest quarterly over the three years following the grant date, subject to such director’s continued service on the Board.

Grant of Additional Stock Options

Non-employee directors who served on the Board during the prior calendar year and who continue to serve on the Board as of the annual meeting will be granted an option to purchase up to 17,750 shares of the Company’s common stock the day following the annual meeting of stockholders. These options will vest quarterly over the year following the grant date, subject to the non-employee director’s continued service on the Board.

Payment of Retainer Fee; Reimbursement of Travel and Other Expenses

In addition to an option grant, each non-employee director is entitled to receive an annual retainer for his or her service on the Board as well as additional fees for committee service as follows:

Position	Fees
Annual Retainer	$40,000
Non-Employee Chairman of the Board	$30,000
Audit Committee Chair	$20,000
Audit Committee Members (other than the Chair)	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Members (other than the Chair)	$7,500
Nominating and Corporate Governance Committee Chair	$12,000
Nominating and Corporate Governance Committee Members (other than the Chair)	$6,000
Science Committee Chair	$10,000
Science Committee Members	$7,500
Additional Payments to Science Committee Chair and Members	$3,000 for each all day session attended (up to a maximum of $15,000 per year) that is in addition to the standard quarterly meetings of the Scientific Committee

All retainer amounts shall be paid quarterly during the fiscal year. Non-employee directors also receive reimbursement for reasonable travel and other expenses in connection with attending Board meetings.